Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-71788 and No. 33-80306) and Form S-3 (No. 333-118949) of Titan International, Inc. of our report dated December 10, 2005 relating to the combined statement of net assets sold of the Goodyear Farm Tire Business and the related combined statement of revenue, cost of goods sold and direct operating expenses which appear in this Current Report on Form 8-KA of Titan International, Inc.

PricewaterhouseCoopers LLP
St. Louis, MO
February 22, 2006